Exhibit 3.13
CERTIFICATE OF FORMATION
OF
CSI Canada LLC
     The undersigned, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, hereby certifies as follows:
     FIRST, the name of the limited liability company is CSI Canada LLC.
     SECOND, the address of the registered office of in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CSI Canada LLC this 28th day of January, 2009.

Its sole member, CLAIRE’S CANADA CORP.

By:	/s/ David Ovis Name: David Ovis (Authorized Person)
Title: Vice President